Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

Contacts:         Medical Nutrition USA, Inc.        Investor Relations
                  ---------------------------        ------------------
                  Alan Levy                          Lena Cati
                  Vice President/Finance             The Equity Group
                  Chief Financial Officer            212-836-9611
                  800.221.0308                       lcati@equityny.com
                  alevy@mnidirect.net

--------------------------------------------------------------------------------
          Medical Nutrition USA Inc. Announces 29% Increase in Branded
                           Product Sales for Quarter
--------------------------------------------------------------------------------

       New Product to be Introduced in Second Quarter; To Enter the Retail
                               Market by Year-End


Englewood, NJ - April 21, 2008/Marketwire. Medical Nutrition USA, Inc. (NASDAQ:MDNU) today announced financial results for the fiscal quarter and year ended January 31, 2008.

Fourth Quarter Fiscal 2008 vs. 2007
-----------------------------------

     o   Branded sales increased 29% to $2,945,300 from $2,285,900;
     o Total sales including private label products increased 10% to $3,196,300 from $2,900,500;
     o   Gross margin was 53% compared to 52% in last year's fourth quarter;
     o Selling, general and administrative (SG&A) expenses increased by $157,800 to $1,302,500 or 41% of sales compared to $1,144,700 or 39% of sales;
     o   Operating income increased to $375,500 from $282,500;
     o Net income was $434,900 or $0.03 per share compared to net income of $1,937,100 or $0.18 per share. Of note, fourth quarter fiscal 2007 net income included a $1,692,600 deferred tax benefit.

Fiscal Year 2008 vs. 2007
-------------------------

     o   Branded sales increased 30% to $10,977,000 from $8,442,700;
     o Total sales including private label products increased 22% to $12,800,600 from $10,531,300;
     o   Gross margin was 53% for both years;
     o SG&A expenses increased by $1,147,100 to $5,763,700 or 45% of sales compared to $4,616,600 or 44% of sales;
     o   Operating income increased to $934,000 from $634,200;
     o Net income was $869,100 or $0.06 per share compared to a net loss of ($294,300) or ($0.03) per share.

"We are very pleased to report another year of strong growth in branded product sales and profitability," said Frank A. Newman, Medical Nutrition's Chairman and Chief Executive Officer. "I would like to express my thanks to our entire team for their continued hard work and skillful execution."

Mr. Newman continued, "As announced in December, we plan to further expand our field sales force by approximately 45% during the first half of this year. In addition, during the first quarter, we reduced the price of certain Pro-Stat(R) formulas by approximately 12% on a weighted average basis. We expect that the combination of additional sales people and more aggressive pricing will further increase our rate of market share growth and strengthen our competitive position. We also expect that we will be able to substantially increase the number of nursing homes and dialysis clinics within our coverage area and improve the frequency of contact with existing users."

New initiatives

The Company also announced additional steps it intends to take during the current fiscal year.

In the second quarter of 2009 fiscal year, the Company will introduce an important new product named UTI-Stat(TM), which contains a proprietary formulation that helps support urinary tract health and helps prevent recurrence of urinary tract infections. Trials conducted in 10 long-term care facilities in five states showed that 92% of residents with a history of urinary tract infections remained symptom-free while taking UTI-Stat. The Company expects that UTI-Stat will begin contributing to sales towards the end of this year's third quarter.

The Company also announced its intention to begin selling certain of its products through retail stores by the end of its fiscal year. The Company believes that the retail sales opportunities for certain of its products are significantly greater than in its traditional institutional markets and that retail marketing will create greater awareness and be complementary to its continuing efforts in nursing homes and dialysis clinics.

"We are very excited about each of these new initiatives. The expenses for the additional positions will begin to be recognized in the first and second quarters, with the expected revenue impact beginning to be realized in the third and fourth quarters. After offsetting reductions in product costs, we expect that the new pricing will reduce our gross margin by approximately 150 basis points compared to the prior year beginning in the second quarter and by a smaller amount in the first quarter. These actions will add to expenses and reduce our rate of revenue growth during the first half of the year, however, we believe that they have the potential to significantly increase our sales and profits not only towards the end of this year, but also for many years thereafter. Additionally, we believe that the opportunities represented by the launch of UTI-Stat and the addition of retail distribution are very significant," concluded Mr. Newman.

Conference call
The Company will host a conference call to discuss these results on Tuesday, April 22nd at 11:00 A.M. EDT. To participate, please call (706) 643-9215. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.mdnu.com and click on the Investor Relations section where the conference call is posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Risks and uncertainties that could cause or contribute to such material difference include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the nursing home, renal care, health food and bariatric surgery markets, changes in competitive pricing for products, and the impact of our competitors' new product introductions. Our future financial condition and results of operations, as well as any forward- looking statements are subject to change and inherent risk and uncertainties. Other important factors that may cause actual results to differ materially from those expressed in forward-looking statements is contained in the Medical Nutrition USA, Inc. Annual Report on Form 10-KSB for the year ended January 31, 2007 as filed with the Securities and Exchange Commission on May 16, 2007 and Form 10-QSB for the third quarter of fiscal year 2008, filed on December 14, 2007.

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

                                                   Medical Nutrition USA, Inc.
                                                     Statements of Operations

                                       For the Three Months               For the Year
                                         ended January 31,              ended January 31,
                                    ---------------------------    ---------------------------
                                        2008           2007            2008           2007
                                    ------------   ------------    ------------   ------------
                                            (unaudited)
Sales                               $  3,196,300   $  2,900,600    $ 12,800,600   $ 10,531,300
Cost of sales                          1,518,300      1,404,000       5,994,900      5,007,000
                                    ----------------------------------------------------------
Gross Profit                           1,678,000      1,496,600       6,805,700      5,524,300

Selling, general & administrative      1,302,500      1,144,700       5,763,700      4,616,600
Research & development                        --         69,400         108,000        273,500
                                    ----------------------------------------------------------

Operating income                         375,500        282,500         934,000        634,200

Interest income                          105,600         91,400         416,000        273,800
Interest expense                              --       (124,700)             --     (2,862,600)
                                    ----------------------------------------------------------
Income (loss) before
income tax provision (benefit)           481,100        249,200       1,350,000     (1,954,600)

Provision for (benefit from)
income taxes                              46,200     (1,687,900)        480,900     (1,660,300)
                                    ----------------------------------------------------------

Net income (loss)                   $    434,900   $  1,937,100    $    869,100   $   (294,300)
                                    ==========================================================
Earnings (loss) per share

Basic                               $       0.03   $       0.18    $       0.06   $      (0.03)
                                    ==========================================================

Diluted                             $       0.03   $       0.18    $       0.06   $      (0.03)
                                    ==========================================================

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

                           Medical Nutrition USA, Inc.
                                 Balance Sheets

                                                1/31/08         1/31/07
                                             ------------    ------------
Assets

Cash and cash equivalents                    $  5,208,000    $  8,103,300
Short-term investments                          4,336,800              --
Accounts receivable, net                        1,054,500       1,050,300
Inventories                                       401,800         496,200
Deferred income taxes                             877,700         250,500
Prepaid income taxes                              232,000              --
Other current assets                              179,800          57,800
                                             ----------------------------

Total current assets                           12,290,600       9,958,100

Fixed assets, net                                 199,000         162,700

Other assets

Deferred income taxes                             480,000       1,442,100
Security deposits                                  15,300          15,300
Investment in Organics Corp of America            125,000         125,000
Intangible assets, net                            252,700         240,700
                                             ----------------------------

Total assets                                 $ 13,362,600    $ 11,943,900
                                             ============================

Liabilities and Stockholders' Equity

Current Liabilities

Accounts payable                             $    364,800    $    653,200
Accrued expenses                                  466,000         276,600
Accrued rebates                                    61,700          94,000
                                             ----------------------------

Total current liabilities                         892,500       1,023,800
                                             ----------------------------

Stockholders' equity

Common stock                                       14,000          14,000
Additional paid-in-capital                     24,687,900      23,884,400
Accumulated deficit                           (12,005,800)    (12,874,900)
                                             ----------------------------
                                               12,696,100      11,023,500
Less: treasury stock                             (226,000)       (103,400)
                                             ----------------------------

Total shareholders' equity                     12,470,100      10,920,100
                                             ----------------------------

Total liabilities and shareholders' equity   $ 13,362,600    $ 11,943,900
                                             ============================

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